Exhibit 99.1

For Immediate Release	Contact: John Krawczynski
November 29, 2007	(860) 644-1551

Gerber Scientific, Inc. Announces Fiscal 2008 Second Quarter Results

SOUTH WINDSOR, CT - Gerber Scientific, Inc. (NYSE: GRB) today reported net income of $2.5 million for the second quarter of fiscal 2008, or $0.11 per diluted share, on revenue of $160.7 million, compared with net income of $3.7 million, or $0.16 per diluted share, on revenue of $145.0 million for the second quarter of fiscal 2007. Included in the Company's net income for the quarter ended October 31, 2007 were non-recurring after-tax charges of $0.7 million, or $0.03 per diluted share, of professional fees related to external assistance associated with the Company's adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109. Foreign currency translation had the effect of increasing revenue by approximately $8.4 million in the second quarter of fiscal 2008 compared with the second quarter of fiscal 2007.

For the six months ended October 31, 2007, the Company reported net income of $5.3 million, or $0.23 per diluted share, on revenue of $314.4 million, compared with net income of $5.7 million, or $0.25 per diluted share, on revenue of $282.5 million for the six months ended October 31, 2006. Also included in the Company's net income were non-recurring after-tax charges of $0.7 million of professional fees referred to above which reduced diluted earnings per share by $0.03 for the six months ended October 31, 2007. Foreign currency translation had the effect of increasing revenue by approximately $14.6 million for the six months ended October 31, 2007, as compared with the six months ended October 31, 2006.

The Company used $5.0 million in cash flows from operations, less capital expenditures, for the first six months of fiscal 2008 as compared with a cash usage of $10.3 million in the prior year comparable period.

Marc T. Giles, President and Chief Executive Officer, commented: "The Company reported continued revenue growth during its second quarter as compared with the prior year, with an increase of $15.7 million, or 10.8 percent. The Sign Making and Specialty Graphics segment was the primary contributor to revenue growth in the second quarter of fiscal 2008 through the favorable impact of foreign currency translation, organic growth and the impact of the recent acquisition of Data Technology. Additionally, the Company reported its highest quarterly revenue ever in China, which increased by over 30 percent as compared with the prior year second quarter. This growth was primarily attributable to new products, particularly the Apparel and Flexible Material segment's XLc7000 multi-ply GERBERcutter®. Although revenue increased during the second quarter of fiscal 2008, operating profit declined by $1.3 million, primarily as a result of strategic investments made related to new product introductions and non-recurring professional fees incurred during the quarter. We expect that these strategic investments will benefit the Company beginning in the second half of fiscal 2008."

Giles continued, "We continue to focus on growth through new product introductions. During the second quarter, our Sign Making and Specialty Graphics segment announced its newest offering in the wide-format UV inkjet printer marketplace - the Gerber Solara ion™. We are very excited about the early market response to this product, as indicated by advance orders. Additionally, the Ophthalmic Lens Processing segment announced the launch of two new products that form the basis of our Advanced Lens Processing System with free-form capability, a significant milestone for this operating segment."

About Gerber Scientific, Inc.

Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for the sign making and specialty graphics, apparel and flexible materials, ophthalmic lens processing, and print and packaging industries. Headquartered in South Windsor, Connecticut, the Company operates through four primary business units: Gerber Scientific Products, Spandex, Gerber Technology and Gerber Coburn.

Cautionary Note Concerning Factors That May Affect Future Results

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements contained in this news release regarding the Company's expected financial condition, results of operations, cash flows and product launches are forward-looking statements that involve risks and uncertainties. For information identifying other important economic, political, regulatory, legal, technological, competitive and other risks and uncertainties, readers are referred to the Company's filings with the Securities and Exchange Commission, including but not limited to, the information included in Gerber Scientific's Annual Report on Form 10-K for the fiscal year ended April 30, 2007 under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Cautionary Note Concerning Factors That May Influence Future Results," as well as information included in subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, which outline certain important risks regarding the Company's forward-looking statements. These risks include, but are not limited to, delays in the Company's new product development and commercialization, intense competition in markets for each of the Company's operating segments, rapid technological advances, availability and cost of raw materials, volatility in foreign currency exchange rates and fluctuations in interest rates. Actual future results or events may differ materially from those expressed or implied in the Company's forward-looking statements. The Company expressly disclaims any obligation to update any of these forward-looking statements.

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Quarter Ended October 31,		Six Months Ended October 31,
In thousands, except per share data	2007	2006	2007	2006
Revenue:
Product sales	$142,095	$128,423	$277,385	$249,835
Service sales	18,621	16,626	36,998	32,702
	160,716	145,049	314,383	282,537
Costs and Expenses:
Cost of products sold	102,217	91,272	198,874	177,520
Cost of services sold	12,103	10,145	23,652	19,680
Selling, general and administrative expenses	34,658	30,990	69,281	62,353
Research and development	6,552	6,175	13,017	12,143
	155,530	138,582	304,824	271,696

Operating income	5,186	6,467	9,559	10,841

Other income (expense), net	(386)	279	339	120
Interest expense	(1,083)	(971)	(2,072)	(1,748)

Income before income taxes	3,717	5,775	7,826	9,213
Income tax expense	1,216	2,086	2,488	3,500
Net income	$ 2,501	$ 3,689	$ 5,338	$ 5,713

Earnings per share of common stock:
Basic	$0.11	$0.16	$0.23	$0.25
Diluted	$0.11	$0.16	$0.23	$0.25

Weighted average shares outstanding:
Basic	23,329	22,854	23,257	22,737
Diluted	23,638	23,343	23,594	23,183

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES CONSOLIDATED SUMMARY BALANCE SHEETS (Unaudited)
In thousands	October 31, 2007	April 30, 2007
Assets
Current Assets:
Cash and cash equivalents	$ 14,357	$ 8,052
Accounts receivable, net	106,879	106,421
Inventories	77,368	65,299
Prepaid expenses and other current assets	17,019	15,106
Total current assets	215,623	194,878

Property, plant and equipment, net	38,299	36,982
Goodwill	62,090	54,825
Deferred income taxes	37,187	34,893
Other assets	14,889	14,384
Total assets	$368,088	$335,962

Liabilities and Shareholders' Equity
Current Liabilities:
Current portion of long-term debt	$ 2,698	$ 1,773
Accounts payable	45,980	48,772
Other accrued liabilities	63,106	63,208
Total current liabilities	111,784	113,753

Long-term debt	45,826	31,603
Other long-term liabilities	49,944	46,125

Shareholders' equity	160,534	144,481
Total liabilities and shareholders' equity	$368,088	$335,962